EXHIBIT 99.1

Allscripts Announces Fourth Quarter 2015 and Full-Year Results

  Record fourth quarter 2015 bookings of $343 million
  Fourth quarter Adjusted EBITDA increases 24 percent and free cash flow totals $63 million
  Fourth quarter non-GAAP EPS of $0.13 and GAAP EPS of $0.09

CHICAGO, Feb. 18, 2016 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three months and year ended December 31, 2015.

Fourth Quarter Bookings Highlights and Management Commentary

Bookings(1) were $343 million in the fourth quarter 2015, a corporate record, compared with $244 million in the fourth quarter of 2014, a 41 percent increase. The company experienced strong demand for software and services across all client segments including health systems, hospitals, physician practices and the post-acute market.  International sales also contributed meaningfully to the bookings performance, reaching the highest level in four years.

Forty-five percent of fourth quarter bookings related to software delivery, while the remaining 55 percent related to client services.  This compares with 57 and 43 percent of bookings attributable to these revenue categories, respectively, in the fourth quarter of 2014.  Software delivery bookings increased 12 percent and client services bookings increased 78 percent year-over-year in the fourth quarter of 2015.

Contract revenue backlog as of December 31, 2015, totaled $3.65 billion, a six percent increase over the prior-year amount.

Paul M. Black, Chief Executive Officer of Allscripts, stated, “2015 was a significant year of execution for Allscripts across key financial metrics including bookings, recurring revenue, Adjusted EBITDA and earnings per share.  In addition, free cash flow increased four-fold in 2015 year-over-year – an outstanding performance and a reflection of Allscripts financial strength.”

Mr. Black continued, “2015 finished strong, and we have excellent momentum as we enter 2016.  The company is financially fit, profitable and positioned well, offering a robust and complete solutions portfolio to enable the transformation to value-based care across the healthcare industry in the United States and globally.”

Fourth Quarter Financial Highlights

Fourth quarter 2015 revenue totaled $346 million, an increase of one percent year-over-year.

Software delivery, support and maintenance revenue totaled $228 million in the fourth quarter of 2015, a slight increase compared with the fourth quarter of 2014.  Software delivery, support and maintenance revenue consists of all software, hardware, subscription and transaction-related revenue as well as support and maintenance.

Client services revenue totaled $118 million in the fourth quarter of 2015, up two percent compared with the fourth quarter of 2014.  Client services revenue consists of recurring managed services and other project-based client services revenue.

Recurring revenue, consisting of subscriptions, recurring transactions, support and maintenance, and recurring managed services, increased five percent compared with the fourth quarter of 2014.  Non-recurring revenue, consisting of systems sales and other project-based client services revenue, declined 13 percent, compared with the fourth quarter of 2014.   Lower non-recurring revenue was primarily driven by lower revenue from project-based client services.

Gross margin in the fourth quarter of 2015 was 47.3 percent on a non-GAAP basis and 44.5 percent on a GAAP basis, compared with 44.0 percent and 40.0 percent, respectively, in the fourth quarter of 2014.

Operating expenses, consisting of selling, general and administrative (SG&A) and research and development (R&D) expenses, declined one percent on a non-GAAP and GAAP basis in the fourth quarter of 2015 compared with the fourth quarter of 2014.

Reflecting year-over-year revenue growth, gross margin expansion and management of operating expenses, Adjusted EBITDA increased to $65 million in the fourth quarter of 2015, a 24 percent increase compared with the fourth quarter of 2014.

Non-GAAP net income attributable to Allscripts stockholders in the fourth quarter of 2015 totaled $26 million, a 52 percent increase compared with the fourth quarter of 2014.  GAAP net income attributable to Allscripts stockholders in the fourth quarter 2015 totaled $16 million compared with a net loss of $2 million in the fourth quarter of 2014.

Non-GAAP earnings per share in the fourth quarter of 2015 were $0.13, growth of 44 percent year-over-year.  GAAP earnings per share were $0.09 compared with a loss per share of $0.01 in the fourth quarter of 2014.

Cash flow from operations in the fourth quarter of 2015 totaled $83 million compared with $52 million in the fourth quarter of 2014.

Fourth Quarter Business Highlights

  King’s College Hospital NHS Foundation Trust, a major acute teaching hospital based in London, United Kingdom, selected the Sunrise™ platform as its new Electronic Patient Record (EPR) system to deliver enhanced care across the entire Trust.

  Tuba City Regional Health of Arizona selected Sunrise and Allscripts Care Director™ solutions to provide an integrated electronic health record (EHR) and an integrated revenue cycle management system for its 73-bed hospital and ambulatory clinics, delivering health services to a 6,000 square mile area.

  Allscripts announced an expanded relationship with Concentra to provide remote hosting services, which will help Concentra improve system performance of its Allscripts TouchWorks® EHR solution and provide access to solutions experts for support.

  Allscripts signed a significant new agreement with the State of Israel Ministry of Health.  The dbMotion platform will be enhanced and expanded to connect all healthcare providers across Israel.  Patient information and point-of-care clinical support will be available throughout the entire country.

Full Year 2015 Highlights

For the full year, bookings totaled $1,111 million, a 20 percent year-over-year increase.

Revenue totaled $1,386 million, flat compared with 2014.

Software delivery, support and maintenance revenue totaled $918 million in 2015, a one percent increase compared with 2014.  Client services revenue totaled $468 million for 2015, a two percent decline compared with 2014.

Recurring revenue increased six percent and non-recurring revenue declined 15 percent year-over-year.

Gross margin was 45.0 percent on a non-GAAP basis and 41.9 percent on a GAAP basis, compared with 43.7 percent and 39.6 percent, respectively, in 2014.

Adjusted EBITDA increased to $242 million, a 21 percent increase compared with 2014.

Non-GAAP net income totaled $88 million, a 56 percent increase, compared with 2014.  GAAP net loss in 2015 totaled $2 million compared with a net loss of $66 million in 2014.

Non-GAAP earnings per share were $0.47, growth of 52% compared with 2014.  GAAP loss per share in 2015 was $0.01 compared with $0.37 in 2014.

For the full year 2015, cash flow from operations totaled $212 million, a 104 percent increase year-over-year.   Free cash flow totaled $144 million, a four-fold improvement compared with 2014.

2016 Financial Guidance

Allscripts is presenting annual guidance for revenue, Adjusted EBITDA and non-GAAP earnings per share.  Allscripts currently expects to achieve the following financial results in 2016:

  Revenue between $1.430 billion and $1.460 billion;
  Adjusted EBITDA between $265 million and $285 million; and
  Non-GAAP earnings per share between $0.55 and $0.62 per diluted share.

For a complete reconciliation of GAAP and non-GAAP items, see the explanation of non-GAAP financial measures as well as the GAAP and non-GAAP reconciliation financial tables in this release (Tables 4, 5 and 6).

Conference Call:

Allscripts will conduct a conference call today, Thursday, February 18, 2016, at 4:30 PM Eastern Standard Time to discuss its earnings release and other information.  Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing +1 (877) 269-7756 or +1 (201) 689-7817 (international) and requesting Conference ID # 13629461.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling +1 (877) 660-6853 or +1 (201) 612-7415 - Conference ID # 13629461.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1) Bookings reflect the value of executed contracts for software, hardware, other client services, remote hosting, outsourcing and subscription-based services.

About Allscripts

Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2016 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties.  Such statements can be identified by the use of words such as  “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Actual results could differ from those set forth in the forward-looking statements, and reported results should not be considered an indication of future performance.  Certain factors that could cause Allscripts’ actual results to differ materially from those described in the forward-looking statements include, but are not limited to: Allscripts’ failure to compete successfully; consolidation in Allscripts’ industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts’ industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts’ or its customers’ failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts’ sales, services, and support organizations; market acceptance of Allscripts’ products and services; the unpredictability of the sales and implementation cycles for Allscripts’ products and services; Allscripts’ ability to manage future growth; Allscripts’ ability to introduce new products and services; Allscripts’ ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts’ products; Allscripts’ ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts’ ability to hire, retain and motivate key personnel; performance by Allscripts’ content and service providers; liability for use of content; security breaches; price reductions; Allscripts’ ability to license and integrate third party technologies; Allscripts’ ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts’ ability to maintain proper and effective internal controls; and asset impairment charges.  Additional information about these and other risks, uncertainties, and factors affecting Allscripts’ business is contained in Allscripts’ filings with the Securities and Exchange Commission.  Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition, or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$116.9	$53.2
Accounts receivable, net	327.8	331.6
Prepaid expenses and other current assets	93.6	102.4
Total current assets	538.3	487.2
Long-term marketable securities	-	1.3
Fixed assets, net	125.6	145.8
Software development costs, net	85.8	86.2
Intangible assets, net	347.6	403.4
Goodwill	1,222.6	1,200.7
Deferred taxes, net (a)	2.3	2.0
Other assets	359.7	137.8
Total assets	$2,681.9	$2,464.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60.0	$70.8
Accrued expenses	62.0	79.0
Accrued compensation and benefits	62.4	51.1
Deferred revenue	315.9	293.0
Current maturities of long-term debt and capital lease obligations	12.6	27.5
Total current liabilities	512.9	521.4
Long-term debt	612.4	539.2
Deferred revenue	20.3	23.2
Deferred taxes, net (a)	22.2	21.1
Other liabilities	95.1	75.3
Total liabilities	1,262.9	1,180.2
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,407.8	1,284.2
Non-controlling interest	11.2	-
Total stockholders’ equity	1,419.0	1,284.2
Total liabilities and stockholders’ equity	$2,681.9	$2,464.4

(a) Deferred taxes, net reflects the early adoption of ASU 2015-17 effective December 31, 2015, which requires the presentation of deferred tax assets ("DTA") and liabilities ("DTL") as noncurrent in a classified balance sheet. The December 31, 2014 balance sheet was revised and reflects the reclassification of approximately $35.6 million previously reported as current DTA to $1.3 million noncurrent DTA and $34.3 million noncurrent DTL.

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Software delivery, support and maintenance	$227.6	$226.9	$918.4	$907.4
Client services	118.0	114.0	468.0	470.5
Total revenue	345.6	340.9	1,386.4	1,377.9
Cost of revenue:
Software delivery, support and maintenance	68.6	77.0	291.8	312.9
Client services	104.2	107.8	432.0	437.8
Amortization of software development and acquisition-related assets (a)	19.0	19.7	82.0	81.2
Total cost of revenue	191.8	204.5	805.8	831.9
Gross profit	153.8	136.4	580.6	546.0
Selling, general and administrative expenses	79.3	85.1	339.2	358.7
Research and development	46.0	41.5	184.8	192.8
Asset impairment charges	1.2	0.3	1.5	2.4
Amortization of intangible and acquisition-related assets	4.2	8.9	23.2	31.3
Income (loss) from operations	23.1	0.6	31.9	(39.2)
Interest expense and other, net (b)	(7.5)	(7.2)	(29.2)	(28.9)
Equity in net earnings of unconsolidated investments	(0.8)	-	(2.1)	-
Income (loss) before income taxes	14.8	(6.6)	0.6	(68.1)
Income tax benefit (provision)	1.6	4.4	(2.6)	1.6
Net income (loss)	16.4	(2.2)	(2.0)	(66.5)
Less: Net income attributable to non-controlling interest	(0.1)	-	(0.2)	-
Net income (loss) attributable to Allscripts Healthcare Solutions, Inc. stockholders	$16.3	($2.2)	($2.2)	($66.5)

Earnings (loss) per share - basic and diluted	$0.09	($0.01)	($0.01)	($0.37)

Weighted average common shares outstanding:
Basic	189.1	180.3	185.1	179.8
Diluted	191.5	180.3	185.1	179.8

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$11.3	$11.0	$46.9	$46.1
Amortization of acquisition-related intangible assets	7.7	8.7	35.1	35.1
	$19.0	$19.7	$82.0	$81.2

(b) Interest expense and other, net are comprised of the following for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Non-cash amortization of 1.25% Cash Convertible Notes original issue discount	$2.7	$2.6	$10.8	$10.3
Non-cash write-off of unamortized deferred debt issuance costs	-	-	1.4	-
Non-cash charges to interest expense and other, net	2.7	2.6	12.2	10.3
Interest expense	4.1	3.9	16.3	16.0
Amortization of discounts and debt issuance costs	0.6	0.8	2.9	3.0
Other expense (income), net	0.1	(0.1)	(2.2)	(0.4)
Total interest expense and other, net	$7.5	$7.2	$29.2	$28.9

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income (loss)	$16.4	($2.2)	($2.0)	($66.5)
Non-cash adjustments to net loss:
Depreciation and amortization	36.5	42.7	161.0	174.3
Stock-based compensation expense	7.5	7.1	34.7	39.3
Other non-cash charges, net	(3.0)	(2.8)	1.6	6.3
Total non-cash adjustments to income	41.0	47.0	197.3	219.9
Cash impact of changes in operating assets and liabilities	25.9	6.7	16.3	(49.9)
Net cash provided by operating activities	83.3	51.5	211.6	103.5
Cash flows from investing activities:
Capital expenditures	(4.1)	(5.7)	(18.3)	(26.4)
Capitalized software	(16.6)	(12.4)	(49.3)	(40.7)
Purchases of non-marketable securities in partner entities, business acquisition, net of cash acquired and other investments	(3.1)	-	(225.2)	(41.7)
Sales and maturities of marketable securities and other investments	-	-	3.8	-
Proceeds from sale of fixed assets	-	-	-	0.1
Net cash used in investing activities	(23.8)	(18.1)	(289.0)	(108.7)
Cash flows from financing activities:
Proceeds from sale or issuance of common stock	1.6	-	103.7	1.7
Stock-based compensation-related payments, net	(1.1)	(3.9)	(6.5)	(10.6)
Senior secured debt (payments) borrowings, net	(34.4)	(13.3)	45.1	4.6
Net cash (used in) provided by financing activities	(33.9)	(17.2)	142.3	(4.3)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.3)	(1.2)	(0.3)
Net increase (decrease) in cash and cash equivalents	25.5	15.9	63.7	(9.8)
Cash and cash equivalents, beginning of period	91.4	37.3	53.2	63.0
Cash and cash equivalents, end of period	$116.9	$53.2	$116.9	$53.2

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Total revenue, as reported	$345.6	$340.9	$1,386.4	$1,377.9

Deferred revenue and other adjustments	-	2.3	-	11.6
Total non-GAAP revenue	$345.6	$343.2	$1,386.4	$1,389.5

Gross profit, as reported	$153.8	$136.4	$580.6	$546.0

Deferred revenue and other adjustments	-	2.3	-	11.6
Acquisition-related amortization	7.7	8.7	35.1	35.1
Stock-based compensation expense	1.9	1.3	8.7	5.9
Non-recurring expenses and transaction-related costs (a)	-	2.2	-	8.6
Total non-GAAP gross profit	$163.4	$150.9	$624.4	$607.2

Income (loss) from operations, as reported	$23.1	$0.6	$31.9	($39.2)

Deferred revenue and other adjustments	-	2.3	-	11.6
Acquisition-related amortization	11.9	17.6	58.3	66.4
Stock-based compensation expense	7.9	7.1	36.6	39.3
Non-recurring expenses and transaction-related costs (a)	-	2.7	23.4	25.1
Non-cash asset impairment charges	1.2	0.3	1.5	2.4
Total non-GAAP operating income	$44.1	$30.6	$151.7	$105.6

Net income (loss) attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	$16.3	($2.2)	($2.2)	($66.5)

Deferred revenue and other adjustments	-	1.6	-	7.6
Acquisition-related amortization	7.7	11.5	37.9	43.2
Stock-based compensation expense	5.1	4.6	23.8	25.6
Non-recurring expenses and transaction-related costs	-	1.6	15.1	16.1
Non-cash asset impairment charges	0.8	0.2	1.0	1.6
Non-cash charges to interest expense and other	1.5	1.7	7.8	6.5
Equity in net earnings of unconsolidated investments	0.8	-	2.1	-
Tax rate alignment	(6.7)	(2.1)	2.5	22.2
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$25.5	$16.9	$88.0	$56.3

Non-GAAP effective tax rate	35%	35%	35%	35%

Weighted shares outstanding - diluted	191.5	180.3	186.5	179.8

Earnings (loss) per share - basic and diluted, as reported	$0.09	($0.01)	($0.01)	($0.37)

Non-GAAP earnings per share - diluted	$0.13	$0.09	$0.47	$0.31

Note: all adjustments to reconcile GAAP to non-GAAP net income are net of tax.
(a) Non-recurring expenses and transaction-related costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Cost of revenue:
MyWay and other product consolidation costs included in cost of revenue	-	$2.2	-	$8.6
Operating expenses:
Severance and other costs	-	$0.4	$23.3	$6.3
MyWay product consolidation	-	-	-	6.4
Transaction-related costs	-	0.1	0.1	3.8
Total non-recurring expenses and transaction-related costs included in operating expenses	-	$0.5	$23.4	$16.5

Total non-recurring expenses and transaction related costs	-	$2.7	$23.4	$25.1

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions, except percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Total revenue, as reported	$345.6	$340.9	$1,386.4	$1,377.9
Deferred revenue and other adjustments	-	2.3	-	11.6
Total non-GAAP revenue	$345.6	$343.2	$1,386.4	$1,389.5

Net income (loss), as reported	$16.4	($2.2)	($2.0)	($66.5)

Deferred revenue and other adjustments	-	2.3	-	11.6
Depreciation and amortization	36.5	42.7	161.0	174.3
Stock-based compensation expense	7.9	7.1	36.6	39.3
Non-recurring expenses and transaction-related costs	-	2.7	23.4	24.2
Non-cash asset impairment charges	1.2	0.3	1.5	2.4
Interest expense and other, net (a)	3.8	3.8	17.4	15.3
Equity in net earnings of unconsolidated investments	0.8	-	2.1	-
Tax provision/(benefit)	(1.6)	(4.4)	2.6	(1.6)
Adjusted EBITDA	65.0	52.3	242.6	199.0

Adjusted EBITDA attributable to non-controlling interest	0.3	0.0	0.8	0.0

Adjusted EBITDA, net of non-controlling interest	$64.7	$52.3	$241.8	$199.0

Adjusted EBITDA margin (b)	19%	15%	17%	14%

(a) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.

(b) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total non-GAAP revenue.

Table 6
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$83.3	$51.5	$211.6	$103.5
Cash flows from investing activities:
Capital expenditures	(4.1)	(5.7)	(18.3)	(26.4)
Capitalized software	(16.6)	(12.4)	(49.3)	(40.7)
Free cash flow	$62.6	$33.4	$144.0	$36.4

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP.  To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, gross margin, operating expense, net income, including non-GAAP earnings per share, non-GAAP effective income tax rate, Adjusted EBITDA and free cash flow, which are considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. The definition of non-GAAP financial measures used throughout this document is presented below:

  Non-GAAP revenue consists of GAAP revenue as reported and adds back deferred revenue and other adjustments recorded for GAAP purposes.

  Non-GAAP gross profit consists of GAAP gross profit as reported and adds back deferred revenue and other adjustments booked for GAAP purposes and excludes acquisition-related amortization, stock-based compensation expense, and non-recurring expenses and transaction-related costs.  Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of GAAP or non-GAAP revenue in the applicable period, as defined above.  For the fourth quarter of 2015, non-GAAP gross margin totaled 47.3 percent, consisting of non-GAAP gross profit of $163.4 million divided by revenue of $345.6 million.  For the fourth quarter of 2014, non-GAAP gross margin totaled 44.0 percent consisting of non-GAAP gross profit of $150.9 million divided by non-GAAP revenue of $343.2 million.  Reconciliations to non-GAAP revenue and non-GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes non-recurring expenses and transaction-related costs and stock-based compensation expense recorded to SG&A and R&D.  For the fourth quarter of 2015, non-GAAP operating expense totaled $119.3 million consisting of $79.3 million of GAAP SG&A and $46.0 million of GAAP R&D expense and $6.0 million of stock-based compensation expense recorded to SG&A and R&D.  For the fourth quarter of 2014, non-GAAP operating expense totaled $120.2 million consisting of $85.1 million of GAAP SG&A and $41.5 million of GAAP R&D expense and excludes $0.5 million of total non-recurring expense and transaction-related costs and $5.9 million of stock-based compensation expense recorded to SG&A and R&D.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss) as reported and adjusts for: deferred revenue and other adjustments; depreciation and amortization; stock-based compensation expense; non-recurring expenses and transaction-related costs; non-cash asset impairment charges; interest expense and other, net; equity in earnings of unconsolidated investments; and tax provision (benefit).

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate, and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back deferred revenue and other adjustments, acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, non-cash charges to interest expense and other, and non-cash asset impairment charges, and equity in earnings of unconsolidated investments, in each case net of any related tax effects.  Non-GAAP net income also includes a tax rate alignment adjustment.

  Non-GAAP earnings per share consists of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted in the applicable period.

  Free cash flow consists of GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs.  Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs.  Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means.

Deferred Revenue and Other Adjustments. Deferred revenue and other adjustments includes acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenues acquired in business acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Also included are adjustments for the vesting of a warrant issued to a commercial partner and the effects of straight-lining contractual pricing adjustments over the performance period. Allscripts adds back deferred revenue and other adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization.  Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets.  Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.

Non-Recurring Expenses and Transaction-Related Costs.  Non-recurring expenses relate to certain severance, product consolidation, legal proceedings, consulting, and other charges incurred in connection with activities that are considered one-time.  Transaction-related costs include deferred compensation expenses incurred in connection with the acquisition of dbMotion, Ltd.

Allscripts excludes non-recurring expenses and transaction-related costs from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other.  Non-cash charges to interest expense and other includes non-cash amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013.  Also included in this amount are non-cash adjustments to reflect changes in the fair value of derivative financial instruments related to the 1.25 percent Cash Convertible Notes that do not qualify for hedge accounting treatment.   The amount for 2015 includes $1.4 million for the non-cash write-off of unamortized deferred debt issuance costs.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities.

Equity in Net Earnings of Unconsolidated Investments. Equity in net earnings of unconsolidated investments relates primarily to Allscripts’ share of net losses from Nant Health, LLC for the respective period.

Tax Rate Alignment.  Tax adjustment aligns the applicable period’s effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, SG&A, operating expense, operating income, net income and non-GAAP net income on a per share basis, and Adjusted EBITDA, provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein.  Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP revenue, SG&A, operating expense, operating income, net income and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP revenue, gross profit, operating income and net income and non-GAAP net income on a per share basis and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP.  Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

For more information contact:

Investors:
Seth Frank
312-506-1213
seth.frank@allscripts.com

Media:
Concetta DiFranco
312-447-2466
concetta.difranco@allscripts.com